UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 _____________________

FORM 8-K

 _____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: July 2, 2019

(Date of earliest event reported)

 _________________________________________

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

  __________________________________________

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17750 SE 6th Way Vancouver, Washington 98683
(Address of principal executive offices and zip code)

(360) 859-2900
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	NLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information in Item 5.02 is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2019, Nautilus, Inc. (the “Company”), announced the appointment of James Barr as the Company’s Chief Executive Officer and as a member of its Board of Directors, effective as of July 29, 2019 (the “Effective Date”). In connection with Mr. Barr’s appointment, the service of M. Carl Johnson, III, as the Company’s Interim Chief Executive Officer will terminate immediately prior to the Effective Date. Mr. Johnson will continue to serve as a member of the Company’s Board of Directors.

Mr. Barr, 57, served as the Group President of Ritchie Bros. Auctioneers, an auctioneering company for construction, agriculture, transportation and energy equipment, from November 2014 to February 2018. From November 2011 to January 2014, Mr. Barr served as the Executive Vice President, Chief Digital Officer/Chief Information Officer, of OfficeMax Inc., and then Office Depot, Inc., both office supply retailers, following their merger. From January 2008 to January 2010, Mr. Barr served as President, Online for Sears Holdings Corporation, a consumer products retailer. Mr. Barr held various positions with Microsoft Corporation, a multinational technology company, from 1996 to 2008, where he focused on product planning, business development and commerce services. Mr. Barr has also served on the board of directors of private companies, a trade association and Miami University, from which he graduated with a B.S. in Accountancy. Mr. Barr received an M.B.A. from the University of Chicago Booth School of Business. The Board has concluded that Mr. Barr should serve as a director based on his extensive executive leadership and digital transformation experience.

The Company entered into an Executive Employment Agreement with Mr. Barr, effective as of July 29, 2019 (the “Agreement”). Mr. Barr’s initial annual base salary under the Agreement is $550,000, and he will be eligible for an annual bonus with a target amount of up to 100% of his annual base salary, payable based on achievement of corporate and/or personal performance goals at the discretion of the Company’s Board of Directors (the “Short-Term Incentive”). The Agreement also provides that Mr. Barr will receive in 2020 an award of 50% restricted stock units and 50% performance stock units, collectively having a value of $880,000, under the Company’s 2015 Long Term Incentive Plan. The restricted stock units will vest annually over three years from the date of grant and the performance stock units will vest on the third anniversary of the grant date based on achievement of financial performance goals, each subject to Mr. Barr’s continued service on the vesting date.

The Agreement also entitles Mr. Barr to receive (i) a sign-on bonus of $275,000, payable in either cash or equity at Mr. Barr’s election, upon commencement of his employment, (ii) equity awards having a total value of $1,760,000, 66% of which will be restricted stock units vesting annually over three years and 33% of which will be stock options to purchase shares of the Company’s common stock vesting annually over three years; and (iii) $275,000 payable upon the completion of fiscal year 2020 (the “Second Cash Bonus”). The Second Cash Bonus shall not be paid in the event that the Short-Term Incentive payment for fiscal year 2020 is at least 50% of Mr. Barr’s annual base salary. Mr. Barr is also eligible for certain relocation benefits, including reimbursement of moving and travel expenses associated with Mr. Barr and his family’s relocation to the Vancouver, Washington area.

Either party may terminate the Agreement at any time for any reason, provided, however, if the Company terminates Mr. Barr’s employment without “cause” or Mr. Barr resigns for “good reason” (each as defined in the Agreement), then Mr. Barr will be entitled to receive certain severance benefits, including cash severance equal to 12 months of his then-current annual base salary, continuation of the company-paid portion of medical and dental coverages during such twelve-month period, payment of a prorated Short-Term Incentive bonus and 100% accelerated vesting of all outstanding equity awards and exercisability of all stock options for the remainder of their term.

The foregoing summary of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

July 8, 2019	By:	/s/ Wayne M. Bolio
Date		Wayne M. Bolio
Senior Vice President, Law and Human Resources, General Counsel